SNET                                             News Release
                                                 227 Church Street
                                                 New Haven, Connecticut 06510

                                                 December 11, 1996



FOR FURTHER INFORMATION CONTACT:  Kevin Moore
                                  203-771-2136

         ANALYSTS CONTACT:        Jim Magrone
                                  203-771-4662


              SNET RENEWS SHAREHOLDER RIGHTS PLAN


     Southern New England Telecommunications Corporation's (SNET) Board

of Directors today approved the renewal of the existing shareholder rights plan and declared a distribution of Preference Share Purchase Rights on the outstanding shares of SNET common stock.  Each right represents the ability to buy 1/100th of a Preference Share that is the economic equivalent of one share of SNET common stock.  The rights issued today will replace the rights currently attached to all outstanding SNET shares that expire in February

1997 when the present rights plan expires.




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     Daniel J. Miglio, Chairman and Chief Executive Officer of SNET, said,

"The maintenance of a shareholder rights plan continues to be the best available way to ensure that all our stockowners are treated fairly in the event of any proposed takeover of the company.

     The rights are intended to enable all SNET stockholders to realize the long-term value of their investment in the company by encouraging anyone seeking to acquire SNET to negotiate with the board before attempting a takeover."

     The record date for the new rights is the close of business on January

27, 1997.  The new plan will become effective on February 11, 1997 when the old plan expires and the new rights will expire in ten years on February 11,

2007.  The rights distribution is not taxable to shareholders.

     SNET will send shareholders a summary of the new plan early next year.

     SNET is a Connecticut-based company reaching beyond its traditional borders to offer wireline, wireless and information and entertainment services, including local, national, and international calling; mobile communications; and publishing, information and advertising.  The company is building I-SNET[sm], a statewide, information superhighway that brings to customers a full array of information, communications, and entertainment services.


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